Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	May 22, 2018
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192

JLL Income Property Trust
Declares 26th Consecutive Quarterly Dividend

Chicago (May 22, 2018) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced that on May 8, 2018 its Board of Directors approved a gross dividend for the second quarter of 2018 of $0.13 per share. JLL Income Property Trust has declared twenty-six consecutive quarterly dividends to its stockholders beginning with the first quarter 2012.

The dividend is payable on or around August 1, 2018 to stockholders of record as of June 28, 2018. On an annualized basis, this gross dividend is equivalent to $0.52 per share and represents a yield of approximately 4.4 percent on a NAV per share of $11.80 as of May 15, 2018. All stockholders will receive $0.13 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“We are pleased to declare our 26th consecutive dividend, while maintaining a prudent coverage ratio and providing an attractive level of current income for distribution to our stockholders,” said Allan Swaringen, President and CEO of JLL Income Property Trust.

A first quarter dividend of $0.13 per share, less applicable share class specific fees, was paid according to the table below on May 1, 2018 to stockholders of record as of March 28, 2018.

	M-I Share[1]	A-I Share[2]	M Share[3]	A Share[4]
Q1 Quarterly Gross Dividend per Share	$0.13000	$0.13000	$0.13000	$0.13000
Less: Dealer Manager Fee per Share	($0.00133)	($0.00832)	($0.00825)	($0.02830)
Q1 Quarterly Net Dividend per Share	$0.12867	$0.12168	$0.12175	$0.10170
NAV per Share as of March 29, 2018	$11.75	$11.75	$11.75	$11.72
Annualized Net Dividend Yield Based on NAV as of March 29, 2018	4.4%	4.1%	4.1%	3.5%

1.	A dealer manager fee equal to 1/365th of 0.05% of NAV is allocated to Class M-I stockholders daily and reduces the quarterly dividend paid.

2.	A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.

3.	A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.

4.	A dealer manager fee equal to 1/365th of 1.05% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is an institutionally managed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $59 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.